Exhibit 24
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each undersigned does hereby make, constitute and appoint each of James E. Odell, Louis Eber, David Kelly, Gordon S. Kiesling and Sarah Starkweather, and each of them, each with full power to act without the others, as his or her true and lawful attorney-in-fact and agent, in his or her name, place and stead, to execute on his or her behalf, as an officer and/or director of UBS AG (the “Company”), Registration Statements of the Company on Form S-8 relating to the registration of (a) up to 500,000 Ordinary Shares of the Company that may be issued pursuant to the UBS Financial Services Incorporated of Puerto Rico Savings Plus Plan, (b) up to 5,000,000 Ordinary Shares of the Company that may be issued pursuant to the UBS Savings and Investment Plan and (c) up to 100 million Ordinary Shares of the Company that may be issued pursuant to the UBS AG Omnibus Stock Plan (the “Registration Statements”) and any and all amendments (including post-effective amendments) to the Registration Statements, and file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 (the “Act”), and any and all other instruments which said attorney-in-fact and agent deem necessary or advisable to enable the Company to comply with the Act, the rules, regulations and requirements of the SEC in respect thereof, and the securities or Blue Sky laws of any State or governmental subdivision, giving and granting to said attorney-in-fact and agent full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he or she might or could do it personally present at the doing thereof, with full power of substitution and resubstitution, hereby ratifying and confirming all that his or her said attorney-in-fact and agent or substitutes may or shall lawfully do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ Oswald J. Grübel Oswald J. Grübel	Chief Executive Officer (principal executive officer)	October 28, 2009

/s/ John Cryan John Cryan	Group Chief Financial Officer (principal financial officer and principal accounting officer)	October 28, 2009

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Signatures	Title	Date

/s/ Kaspar Villiger	Chairman and Member of Board of Directors	October 28, 2009
Kaspar Villiger

/s/ Sergio Marchionne	Member of Board of Directors	October 28, 2009
Sergio Marchionne

Sally Bott	Member of Board of Directors	October 28, 2009

/s/ Michael Demaré	Member of Board of Directors	October 28, 2009
Michel Demaré

/s/ Rainer-Marc Frey	Member of Board of Directors	October 28, 2009
Rainer-Marc Frey

/s/ Bruno Gehrig	Member of Board of Directors	October 28, 2009
Bruno Gehrig

/s/ Ann F. Godbehere	Member of Board of Directors	October 28, 2009
Ann F. Godbehere

/s/ Axel P. Lehman	Member of Board of Directors	October 28, 2009
Axel P. Lehmann

/s/ Helmut Panke	Member of Board of Directors	October 28, 2009
Helmut Panke

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Signatures	Title	Date

/s/ William G. Parrett	Member of Board of Directors	October 28, 2009
William G. Parrett

/s/ David Sidwell	Member of Board of Directors	October 28, 2009
David Sidwell

	Member of Board of Directors	October 28, 2009
Peter R. Voser

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